WEYCO REPORTS THIRD QUARTER SALES AND EARNINGS

(Milwaukee, WI — November 3, 2008) Weyco Group, Inc. (NASDAQ: WEYS) today announced financial results for the quarter ended September 30, 2008.

Net sales for the third quarter were $57.2 million, down 2% from $58.2 million in 2007. Net earnings for the quarter were $4.3 million, down from $5.3 million in 2007. Diluted earnings per share were $.37 in 2008, as compared with $.45 for the third quarter of 2007.

Sales in the wholesale division, which include wholesale sales and licensing revenues, were $50.3 million in the third quarter of 2008, compared with $51.3 million in 2007. Wholesale sales were $49.3 million in 2008, down from $50.5 million in 2007. Licensing revenues in 2008 were $991,000, compared with $807,000 in 2007.

Third quarter wholesale net sales of the Company’s Stacy Adams and Florsheim brands were down 18% and 6%, respectively, while Nunn Bush sales were up 16%. The decrease in Stacy Adams was due both to the timing of shipments between the second and third quarter and the continued decline in the business of independent shoe and clothing retailers. In the second quarter, Stacy Adams benefited from shipments of some new contemporary footwear programs. This pipeline fill resulted in a volume shift away from the third quarter with several key retailers. Florsheim is positioned at the higher end of the mid tier department store pricing matrix and as such has been more affected by the slower economic environment, resulting in lower sales. Nunn Bush sales increased across all distribution channels, reflecting the success of its new Dynamic Comfort line of slip resistant footwear, introduced in the second quarter of this year.

Retail sales for the third quarter were flat at $6.9 million in 2008 and 2007. Same store sales in 2008 were also flat compared with 2007.

Operating earnings for the third quarter of 2008 were $6.3 million, down from $7.9 million in 2007. This resulted from decreases in both the wholesale and retail divisions. In the wholesale division, the Company has been experiencing cost pressures from its foreign suppliers and increases in transportation costs, which has reduced gross margins. In the retail division, selling and administrative expenses have increased due to higher rent and occupancy costs at some locations.

“Our results this quarter reflect the difficult economic and retail environment, as well as the impact of cost pressures on both our wholesale and retail businesses,” stated Tom Florsheim, Jr., Chairman and Chief Executive Officer. “However, while we have experienced some swings in our individual brands, we believe our overall sales have held up well in this difficult time.”

Weyco Group will host a conference call on Tuesday, November 4, 2008, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, please dial 888-713-4218 or 617-213-4870, referencing passcode #18132973, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #77419189. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

Weyco Group, Inc. designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams. The Company also operates a small number of retail stores in the United States and Europe.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Net sales	$57,170	$58,163	$171,465	$170,392
Cost of sales	36,265	36,346	108,561	106,830
Gross earnings	20,905	21,817	62,904	63,562

Selling and administrative expenses	14,578	13,898	43,097	41,057
Earnings from operations	6,327	7,919	19,807	22,505

Interest income	496	567	1,496	1,629
Interest expense	(15)	(80)	(45)	(288)
Other income	3	3	11	7

Earnings before provision for income taxes	6,811	8,409	21,269	23,853

Provision for income taxes	2,470	3,075	7,745	8,775

Net earnings	$4,341	$5,334	$13,524	$15,078

Weighted average shares outstanding
Basic	11,352	11,522	11,418	11,584
Diluted	11,726	11,974	11,791	12,036

Earnings per share
Basic	$0.38	$0.46	$1.18	$1.30
Diluted	$0.37	$0.45	$1.15	$1.25

Cash dividends per share	$0.14	$0.11	$0.39	$0.31

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2008	2007
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$8,714	$7,859
Marketable securities, at amortized cost	6,517	5,604
Accounts receivable, net	38,262	35,965
Inventories	45,812	44,632
Deferred income tax benefits	351	475
Prepaid expenses and other current assets	2,872	3,301
Total current assets	102,528	97,836

Marketable securities, at amortized cost	41,095	43,331
Other assets	9,818	9,440
Property, plant and equipment, net	28,609	28,677
Trademark	10,868	10,868
Total assets	$192,918	$190,152

LIABILITIES & SHAREHOLDERS' INVESTMENT:
Short-term borrowings	$2,000	$550
Accounts payable	7,972	10,541
Dividend payable	1,594	1,270
Accrued liabilities	6,488	8,026
Accrued income taxes	909	716
Total current liabilities	18,963	21,103

Long-term pension liability	6,561	6,043
Deferred income tax liabilities	1,665	2,248

Common stock	11,440	11,534
Capital in excess of par value	14,707	10,788
Reinvested earnings	143,710	142,775
Accumulated other comprehensive loss	(4,128)	(4,339)
Total shareholders' investment	165,729	160,758

Total liabilities and shareholders' investment	$192,918	$190,152

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$13,524	$15,078
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,962	1,857
Amortization	85	65
Deferred income taxes	(598)	(16)
Stock-based compensation	437	218
Pension expense	1,014	1,008
Loss on disposal of fixed assets	141	-
Increase in cash surrender value of life insurance	(247)	(389)
Change in operating assets and liabilities -
Accounts receivable	(2,297)	(7,448)
Inventories	(1,179)	5,694
Prepaids and other current assets	453	569
Accounts payable	(2,568)	(3,630)
Accrued liabilities and other	(1,673)	464
Accrued income taxes	184	804
Net cash provided by operating activities	9,238	14,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(2,841)	(6,244)
Proceeds from maturities of marketable securities	4,078	882
Life insurance premiums paid	(155)	-
Purchase of property, plant and equipment	(2,048)	(2,162)
Proceeds from sales of property, plant and equipment	2	62
Net cash used for investing activities	(964)	(7,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,144)	(3,384)
Shares purchased and retired	(8,418)	(8,857)
Proceeds from stock options exercised	2,058	1,847
Borrowings (repayments) under revolving credit agreement	1,450	(5,429)
Income tax benefits from share-based compensation	1,635	1,121
Net cash used for financing activities	(7,419)	(14,702)

Net increase (decrease) in cash and cash equivalents	855	(7,890)

CASH AND CASH EQUIVALENTS at beginning of period	$7,859	$15,314

CASH AND CASH EQUIVALENTS at end of period	$8,714	$7,424

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,470	$6,898
Interest paid	$45	$320